[PALMETTO BANK LOGO OMITTED]



FOR IMMEDIATE RELEASE                            For More Information Contact:
October 20, 2005                                 CYNTHIA JAMISON, (864) 984-8395
                                                 cjamison@palmettobank.com



                        PALMETTO BANCSHARES, INC. REPORTS
                      15% INCREASE IN YEAR-TO-DATE EARNINGS


UPSTATE, SC - Leon Patterson, chairman and chief executive officer of Palmetto Bancshares, Inc., parent company for The Palmetto Bank, reported net income for the nine months ended September 30, 2005 of $10.3 million compared to $9.0 million reported the same period of 2004, an increase of 15%. Diluted earnings per share were $1.60 for the first nine months of 2005, a 13% increase over the $1.41 per share during the same period of 2004.

Net income reported for the third quarter of 2005 was $3.3 million, a 6% increase over the same period in 2004. Net income per diluted share was $0.52, a 6% increase over the $0.49 per share reported in the third quarter of 2004.

Total assets at September 30, 2005 grew 10% to $1.1 billion, representing an increase of $99.5 million over September 30, 2004. At September 30, 2005, loans increased 13% to $848.8 million, while deposits rose to $909.5 million, an 11% increase when comparing the same period of 2004.

"We are pleased with the Bank's consistently strong performance during this past quarter and the past nine months of 2005," said Leon Patterson, chairman and chief executive officer.

Serving the Upstate for more than 99 years, The Palmetto Bank manages $1.8 billion in assets including Commercial Banking, Trust, Brokerage and Mortgage Servicing. The Palmetto Bank is the fifth largest independent state-charted commercial bank in South Carolina with 31 locations throughout the Upstate counties of Abbeville, Anderson, Cherokee, Greenville, Greenwood, Laurens, Oconee, Spartanburg, and Pickens.

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